                                                                  Exhibit 99.4

                         SIRATSA LLC AND SUBSIDIARIES

                  Unaudited Consolidated Financial Statements

                               December 31, 2006

                                        SIRATSA LLC AND SUBSIDIARIES

                                    Unaudited Consolidated Balance Sheet

                                             December 31, 2006

                                          (Dollars in thousands)



                                                                                      DECEMBER 31, 2006
                                                                                      -----------------

                                     ASSETS

Current assets:

     Cash and cash equivalents                                                  $                      1,323

     Restricted cash (Note 2)                                                                          3,150

     Receivables:

          Other                                                                                           65

     Deposits held in escrow                                                                          25,328

     Prepaid expenses and other current assets                                                            64
                                                                                ----------------------------
               Total current assets                                                                   29,930

Other assets                                                                                             192
                                                                                ----------------------------
               Total assets                                                     $                     30,122
                                                                                ============================

                        LIABILITIES AND MEMBERS' EQUITY

Current liabilities:

     Accounts payable and accrued expenses                                                             5,448

     Due to affiliates (Note 1)                                                                       12,573

        Commitments and contingent liabilities (Note 5)
                                                                                ----------------------------
               Total liabilities                                                                      18,021

Members' equity                                                                                       12,101
                                                                                ----------------------------
               Total liabilities and members' equity                            $                     30,122
                                                                                ============================

See accompanying notes to unaudited consolidated financial statements.

                                      SIRATSA LLC AND SUBSIDIARIES

                             Unaudited Consolidated Statement of Operations

                                      Year ended December 31, 2006

                                         (Dollars in thousands)

                                                                                        YEAR ENDED
                                                                                     DECEMBER 31, 2006
                                                                                     -----------------

Other income:

     Selling, general, and administration expenses                              $                     (1,734)

     Interest income                                                                                     736

     Other expense (Note 3)                                                                           (4,028)
                                                                                ----------------------------
Net loss before income taxes                                                                          (5,026)

     Income tax expense                                                                                 ----
                                                                                ----------------------------
Net loss                                                                        $                     (5,026)
                                                                                ============================

See accompanying notes to unaudited consolidated financial statements.

                                               SIRATSA LLC AND SUBSIDIARIES

                               Unaudited Consolidated Statement of Changes in Members' Equity

                                                Year ended December 31, 2006

                                                   (Dollars in thousands)

                                                            ACCUMULATED OTHER              TOTAL
                                     MEMBERS' EQUITY       COMPREHENSIVE INCOME       MEMBERS' EQUITY     COMPREHENSIVE LOSS
                                     ---------------------------------------------------------------------------------------

Balance, December 31, 2005               $   17,127               $        --            $   17,127

   Net loss                                  (5,026)                       --                (5,026)               (5,026)
                                                                                                              -----------
               Comprehensive loss                                          --                                 $    (5,026)
                                         ----------               -----------           -----------           ===========

Balance, December 31, 2006               $   12,101               $        --           $    12,101
                                         ==========               ===========           ===========

See accompanying notes to unaudited consolidated financial statements.

                                           SIRATSA LLC AND SUBSIDIARIES

                                  Unaudited Consolidated Statement of Cash Flows

                                           Year ended December 31, 2006

                                              (Dollars in thousands)

                                                                                                  YEAR ENDED
                                                                                               DECEMBER 31, 2006
                                                                                               -----------------

Cash flows from operating activities:

     Net loss                                                                              $                  (5,026)

     Adjustments to reconcile loss to net cash used in operating activities:

          Non-cash interest income                                                                              (517)

          Changes in operating assets and liabilities:

               Restricted cash                                                                                   500

               Receivables, net                                                                                  502

               Prepaid expenses and other current assets                                                         338

               Accounts payable and accrued expenses                                                           3,152
                                                                                           -------------------------
                    Net cash used in operating activities                                                     (1,051)

Cash and cash equivalents, beginning of year                                                                   2,374
                                                                                           -------------------------
Cash and cash equivalents, end of year                                                     $                   1,323
                                                                                           =========================
Supplemental disclosures of cash flow information:

     Cash paid for interest                                                                $                    ----

     Cash paid for taxes                                                                   $                     280

See accompanying notes to unaudited consolidated financial statements.

                         SIRATSA LLC AND SUBSIDIARIES

             Notes to Unaudited Consolidated Financial Statements
                               December 31, 2006
                            (Dollars in thousands)

(1)   OPERATIONS AND ORGANIZATION

      ORGANIZATION AND BASIS OF PRESENTATION

Siratsa LLC, formerly Astaris LLC, and subsidiaries (Siratsa or the Company) was, prior to the sale transaction described below, a diversified chemical producer of phosphates and phosphoric acid products headquartered in St. Louis, Missouri. Currently, the Company conducts no operations.

On September 1, 2005, the Company, Solutia Inc. (Solutia) and FMC Corporation
(FMC) (The Owners) entered into an asset purchase agreement with Israel Chemicals Limited (ICL) and one of its subsidiaries, pursuant to which the Company agreed to sell substantially all of its foreign and domestic operating assets to ICL for $255,000 in cash, subject to certain purchase price adjustments, and the assumption by ICL of certain related liabilities. The transaction closed on November 4, 2005. Subsequent to the closing of the transaction, certain of the assets and liabilities of the Company that were not included in the sale to ICL were transferred to Solutia and FMC. Generally, these assets and liabilities consisted of cash, property originally contributed to the joint venture by Solutia and FMC, as well as certain pre-closing liabilities, including certain environmental liabilities. Certain non-operating assets and liabilities remained with the Company.

As part of the sale transaction, $12,500 of the sales proceeds were deposited in escrow to secure Solutia's indemnification obligations as defined in the Asset Purchase Agreement. This amount and the accumulated interest are included in deposits held in escrow in the consolidated balance sheet. This amount will be paid pursuant to the indemnification provisions of the Asset Purchase Agreement and is expected to be paid in 2007. Therefore, an equal amount is recorded as a liability in Due to affiliates in the consolidated balance sheet as of December 31, 2006.

Effective December 2, 2005, the Company changed its name to Siratsa LLC.

The accompanying consolidated financial statements include the accounts of Siratsa LLC and subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

On December 17, 2003, Solutia, Inc. announced that it and its 14 U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 0317949). Solutia and its subsidiaries remain in possession of their assets and properties and continue to operate their businesses and manage their properties as "debtors-in-possession" pursuant to Sections 1107(a) and 1108 of the U.S. Bankruptcy Code.

On February 14, 2006, Solutia filed with the U.S. bankruptcy Court their Plan of Reorganization (the Plan) and Disclosure Statement (the Disclosure Statement). The Plan and Disclosure Statement set forth the terms of a global settlement between Solutia, the Official Committee of Unsecured Creditors, Monsanto Company and Pharmacia. In general, it provides for, among other things, the reallocation of certain legacy liabilities among Solutia, Monsanto and Pharmacia and the treatment of various constituencies in the Chapter 11 cases will receive under the Plan. The Plan and Disclosure Statement are subject to U.S. Bankruptcy Court approval, the approval of various constituencies in the Chapter 11 cases and the satisfaction of other contingencies. Since the February 14, 2006 filing, the U.S. Bankruptcy Court has not moved forward with the process to approve the Disclosure Statement and confirm the Plan due to two adversary proceedings filed in their Chapter 11 case. Solutia is in discussions with the major stakeholders in their Chapter 11 case in an effort to modify the global settlement and Plan and achieve a confirmable Plan. Solutia is also continuing to evaluate and explore all other reasonable alternatives to reorganize the Company in order to maximize the value of the estate for stakeholders.

                         SIRATSA LLC AND SUBSIDIARIES

             Notes to Unaudited Consolidated Financial Statements
                               December 31, 2006
                            (Dollars in thousands)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and that affect revenues and expenses during the period reported. Actual results are likely to differ from those estimates.

      CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments, with original maturities of three months or less, to be cash equivalents, except that any such investments purchased with funds held in escrow or similar accounts are classified as restricted cash. These investments are carried at cost, which approximates market value.

      RESTRICTED CASH

As of December 31, 2006, $3,150 is classified as restricted cash. These monies are on deposit to cover insurance claims paid by the workers' compensation administrator.

      INCOME TAXES

No provision for United States Federal income taxes has been made in the accompanying consolidated financial statements since any liability for such income taxes is that of the Owners and not of the Company. The Company's income tax provision relates to certain foreign, state and local income taxes.

(3)  SALE OF ASSETS

The Company and its Owners entered into an Asset Purchase Agreement with ICL, dated September 1, 2005, to sell substantially all of the Company's assets, including $925 in cash, for $255,000 cash and the assumption of certain liabilities. The sale price of the transaction was based on a purchased net working capital balance of $58,000, with any difference on the date of close to be reflected as an adjustment to the purchase price. The estimated purchased working capital at closing was $70,243, which resulted in a preliminary purchase price of $267,243. The Asset Purchase Agreement required that cash equal to the estimated working capital excess on November 4, 2005, of $12,243 be deposited in an escrow account to be released from escrow upon verification of actual working capital on the transaction date. As of December 31, 2006, the final working capital adjustment to the purchase price was undetermined.

In February of 2007, the final working capital adjustments were determined. As a result, the final purchase price was $263,448 and the amounts held in escrow will be released in 2007. The resolution of the final working capital adjustment, which reduced the preliminary purchase price, will require an amount due to ICL of $4,028. This is comprised a $3,795 working capital adjustment and $233 of interest. This amount has been accrued as "other expense" in the consolidated statement of operations for the year ended December 31, 2006.

Siratsa ceased operations when the transaction was completed on November 4, 2005.

(4)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2006 consist of the following:

                                                               2006
                                                               ----

   Accounts payable                                $                        199

   Due to ICL                                                             4,028

   Other accrued liabilities                                              1,221
                                                   -----------------------------
                                                   $                      5,448
                                                   =============================

(5)   COMMITMENTS AND CONTINGENCIES

Pursuant to the Asset Purchase Agreement and the Owner's Agreement, responsibility for all contingent liabilities and commitments, including all lease commitments, was assumed by either ICL or the Owners.

The Company has certain contingent liabilities arising from litigation related to the sale of assets described in Note 3. Based on information currently available and established reserves, the ultimate resolution of the Company's known contingencies is not expected to have a material adverse effect on its financial position, results of operations or liquidity.